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WEST
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West Corporation                            AT THE COMPANY:

11808 Miracle Hills Drive                   Carol Padon
Omaha, NE 68154                             Investor Relations

                                            (402) 963-1500


                 West Corporation Reports First Quarter Results

OMAHA, NE, April 22, 2003 - West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced first quarter 2003 results.

Financial Summary (unaudited)

(In millions, except per share amounts and percentages)

                            Three Months Ended

                                    March 31

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                                2003            2002          Percent
                                                              Change
-------------------------------------------------------------------------
Total Revenue                  $216.2          $210.5          2.7%
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Operating Income                $31.9          $34.9           -8.6%
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Net Income                      $20.1          $22.6          -11.1%
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Net Income per                  $0.30          $0.35
share (basic)
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Net Income per                  $0.30          $0.33
diluted share
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"The economic climate and the war in Iraq continued to have a negative impact on our business," commented Thomas B. Barker, President and Chief Executive
Officer. "We were able to successfully manage our variable costs during the quarter. We remain well positioned to grow when the economy improves."

Operating Results
For the quarter ended March 31, 2003, the Company recorded revenues of $216.2 million up 2.7% from $210.5 million in the first quarter 2002. Net income was $20.1 million, compared to $22.6 million for the same quarter of last year. Diluted earnings per share for the first quarter was 30 cents, versus 33 cents in the prior year comparable period.

Margins
As a percentage of revenue, first quarter operating income was 14.8% compared to 16.6% in the same period of last year and 13.0% for the year ended December 31st 2002. SG&A as a percentage of revenues increased during first quarter 2003 to 37.5% from 34.8% in the same period last year, due to increases in depreciation, amortization of newly acquired intangible assets and salaries and benefits.

Balance Sheet
West invested $12.7 million in capital expenditures during the first quarter. The Company's balance sheet remained strong in light of these investments with cash and cash equivalents growing from December 31, 2002 levels by $49.5 million to $187.4 million. The Company also maintained its positive current ratio of 3.7-to-1.

"Our capital expenditures this quarter were primarily related to the expansion of the inbound contact center in Canada and the completion of the new Network Operations Center (NOC) in March," commented Paul Mendlik, Chief Financial Officer of West. "We are very pleased with the new NOC, which will improve the efficiency of our operations and our ability to communicate effectively with our clients."

Conference Call
The company will hold a conference call to discuss earnings on April 23rd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

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West Corporation is a leading provider of outsourced communication solutions to many of the worlds largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West's integrated suite of customized solutions includes customer acquisition and retention services, direct marketing services, accounts receivable management and, with the anticipated acquisition of InterCall, worldwide teleconferencing.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 23,000 employees based in North America.

For more information, please visit www.west.com.
                                   ------------

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").

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                                WEST CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

     (Unaudited, in thousands except per share and selected operating data)

                                                 Three Months Ended March 31,          %
                                                   2003                2002         Change
                                                 --------            --------       ------
Revenue                                          $216,186            $210,548         2.7%
Cost of services                                  103,262             102,320         0.9%
Selling, general and administrative expenses       81,017              73,365        10.4%
                                                 --------            --------
Operating income                                   31,907              34,863        -8.5%
Other income, net                                     456                 711       -35.9%
                                                 --------            --------
Income before tax and minority interest            32,363              35,574        -9.0%
Income tax expense                                 12,103              12,876        -6.0%
Minority interest                                     165                 106        55.7%
                                                 --------            --------
Net income                                       $ 20,095            $ 22,592       -11.1%
                                                 ========            ========

Earnings per share:
  Basic                                          $   0.30            $   0.35
  Diluted                                        $   0.30            $   0.33

Weigted average common shares outstanding:
  Basic                                            66,185              65,402
  Diluted                                          67,468              68,617

SELECTED OPERATING DATA:
Operating margin                                     14.8%               16.6%
Number of workstations (end of period)             14,154              13,399
Number of ports (end of period)                   153,659             104,763


                                                 March 31,           December 31,      %
                                                   2003                 2002         Change
                                                 --------            ------------   ------
Current assets:

  Cash and short-term investments                $187,424            $137,927        35.9%
  Trade accounts receivable, net                  110,235             121,868        -9.5%
  Other current assets                             28,463              29,790        -4.5%
                                                 --------            --------
    Total current assets                          326,122             289,585        12.6%
Net property and equipment                        210,254             213,641        -1.6%
Goodwill                                          120,456             114,146         5.5%
Other assets                                       45,928              53,450       -14.1%
                                                 --------            --------
    Total assets                                 $702,760            $670,822         4.8%
                                                 ========            ========
Current liabilities                                87,171              66,322        31.4%
Other liabilities & minority interest              44,013              54,908       -19.8%
Stockholders' equity                              571,576             549,592         4.0%
                                                 --------            --------
    Total liabilities and stockholders' equity   $702,760            $670,822         4.8%
                                                 ========            ========

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